As filed with the Securities and Exchange Commission on March 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pioneer Natural Resources Company

(Exact name of Registrant as specified in its charter)

Delaware	75-2702753
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Hidden Ridge

Irving, Texas 75038

(972) 444-9001

(Address of Principal Executive Offices, including Zip Code)

Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan

Pioneer Natural Resources Company Amended and Restated 2006 Long-Term Incentive Plan

(Full titles of the plans)

Mark H. Kleinman

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, Texas 75038

(972) 444-9001

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Robert L. Kimball

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

(214) 220-7860

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common stock, par value $0.01 per share, of Pioneer Natural Resources Company, issuable upon vesting of outstanding restricted stock units issued under the Parsley Energy, Inc. 2014 Long Term Incentive Plan	1,100 (1)	$148.57	$163,427	$17.83

(1)

Represents 1,100 shares of common stock, par value $0.01 per share (“Pioneer Common Stock”), of Pioneer Natural Resources Company, a Delaware corporation (the “Company” or the “Registrant”), reserved for issuance in connection with certain equity awards granted under the Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan, as amended (the “2014 Parsley Plan”). As described further below within the Explanatory Note, due to an updated calculation relating to the conversion of awards in the Mergers (as defined within the Explanatory Note), the Company has determined it appropriate to register this additional amount of 1,100 shares.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Pioneer Common Stock that become issuable under the 2014 Parsley Plan and the Pioneer Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices of the common stock as reported on the New York Stock Exchange on February 26, 2021 (a date within five business days prior to the date of filing this Registration Statement); this price is used solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, Pioneer Natural Resources Company, a Delaware corporation (the “Company” or the “Registrant”), is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 1,100 additional shares of Pioneer common stock, par value $0.01 per share (“Pioneer Common Stock”) that are reserved for issuance in connection with certain equity awards granted under the Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan, as amended (the “2014 Parsley Plan”), in order to correct an updated calculation with respect to the aggregate number of shares of the Pioneer Common Stock reserved for issuance under the 2014 Parsley Plan as set forth in the Fee Table (and the footnotes thereto) on the Form S-8 (File No. 333-252057) filed by the Registrant with the Commission on January 12, 2021 (the “January 2021 S-8”). This Registration Statement hereby incorporates by reference the contents of the January 2021 S-8.

As further described within the Explanatory Note in the January 2021 S-8, that previous registration statement was filed in connection with the Company’s assumption of the 2014 Parsley Plan in connection with the mergers between the Company, Parsley Energy, Inc. (“Parsley), and certain subsidiaries of the Company and Parsley (the “Mergers”). The Registrant has assumed all rights and obligations relating to the 2014 Parsley Plan and each outstanding share of Parsley common stock that was previously available pursuant to the 2014 Parsley Plan, each as adjusted pursuant to the applicable exchange ratio for the Mergers, pursuant to Rule 303A.08 of the NYSE Listed Company Manual.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required in Part I of this Registration Statement is included in one or more prospectuses for the Equity Plans that are not filed as part of this Registration Statement in accordance with Rule 428 of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The contents of the earlier registration statement relating to the 2014 Parsley Plan, previously filed with the Commission on January 12, 2021 (File No. 333-252057) are incorporated herein by reference and made a part of this Registration Statement.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant, dated June 26, 1997, and Certificate of Amendment of the Amended and Restated Certificate of Incorporation, effective May 18, 2012 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, File No. 1-13245).

4.2	Sixth Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, File No. 1-13245).

4.3	Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-8 Registration Statement (File No. 333-252057), filed with the Commission January 12, 2021).

5.1	Legal Opinion of Vinson & Elkins LLP*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of the Registrant*

23.2	Consent of KPMG LLP (relating to Parsley Energy, Inc.)*

23.3	Consent of Netherland, Sewell & Associates, Inc. (relating to the Registrant)*

23.4	Consent of Vinson & Elkins LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)*

24.1	Power of Attorney (included as part of signature page to this Registration Statement)*

*	filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irving, Texas on the 2nd day of March, 2021.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Richard P. Dealy
	Name:	Richard P. Dealy
	Title:	President and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard P. Dealy, Mark H. Kleinman, Neal H. Shah and Margaret Montemayor, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott D. Sheffield	Chief Executive Officer and Director (Principal Executive Officer)	March 2, 2021
Scott D. Sheffield

/s/ Neal H. Shah	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 2, 2021
Neal H. Shah

/s/ Margaret Montemayor	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 2, 2021
Margaret Montemayor

/s/ J. Kenneth Thompson	Chairman of the Board	March 2, 2021
J. Kenneth Thompson

/s/ A.R. Alameddine	Director	February 26, 2021
A.R. Alameddine

/s/ Edison C. Buchanan	Director	March 2, 2021
Edison C. Buchanan

/s/ Matt Gallagher	Director	March 2, 2021
Matt Gallagher

/s/ Phillip A. Gobe	Director	March 2, 2021
Phillip A. Gobe

/s/ Larry R. Grillot	Director	March 2, 2021
Larry R. Grillot

/s/ Royce W. Mitchell	Director	March 2, 2021
Royce W. Mitchell

/s/ Stacy P. Methvin	Director	March 2, 2021
Stacy P. Methvin

/s/ Frank A. Risch	Director	March 2, 2021
Frank A. Risch

/s/ Phoebe A. Wood	Director	March 2, 2021
Phoebe A. Wood

/s/ Michael D. Wortley	Director	March 2, 2021
Michael D. Wortley